EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-61615, 333-92228, 333-158877, 333-231071 and 333-263860 on Form S-8 and Registration Statement No. 333-263859 on Form S-3 of our reports dated March 1, 2023, relating to the financial statements of PerkinElmer, Inc. and subsidiaries, and the effectiveness of PerkinElmer, Inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K for the year ended January 1, 2023.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts
March 1, 2023